Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                        THIS AGREEMENT, made and entered into as of February 5, 2007 (the “Effective Date”), by and between KEITH GRABEL (the “Executive”) and WESTWOOD COMPUTER CORPORATION (the “Company”).

WITNESSETH THAT:

                        WHEREAS, the Company and the Executive previously entered into an Employment Agreement dated April 16, 2004 (the “Original Agreement”); and

                        WHEREAS, the Company and the Executive have agreed to execute a subordinated promissory note (the “Note”) in the form of Exhibit A hereto pursuant to which the Company has agreed to pay the Executive, in accordance with the terms of the Note, certain amounts owed under the terms of the Original Agreement; and

                        WHEREAS, the Company and the Executive now wish to revise the terms and conditions of the Executive’s employment.

                        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

          1.           Performance of Services. The Executive’s employment with the Company shall be subject to the following:

(a)	During the Agreement Term (as defined below), and subject to the terms of this Agreement, the Executive shall be employed by the Company and shall occupy the position of President – Sales and Marketing of the Company. The Executive agrees to serve in that position or in such other offices or positions with the Company or a Subsidiary (as defined below), as shall, from time to time, be determined by the Board of Directors of the Company (the “Board”).

(b)	During the Agreement Term, while employed by the Company, the Executive shall devote his full time, energies and talents to serving as its President or such other position determined in accordance with Paragraph (a) above. During the Agreement Term, the Executive’s main office shall be at 11 Diamond Road, Springfield, NJ 07081.

(c)	The Executive agrees to perform his duties hereunder faithfully and efficiently subject to the directions of the Board. The Executive’s duties may include providing services for the Company, Parent and the Subsidiaries, as determined by the Board, provided, that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of President or such other position determined in accordance with Paragraph (a) above.

(d)	Notwithstanding the foregoing provisions of this Paragraph 1, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not, in the judgment of the Board, conflict with, inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of the Company, Parent or any Subsidiary; provided, however, that the Executive shall not serve on the board of any business, or hold any other position with any business, without the consent of the Board. The Company acknowledges that Executive is a Manager and Member of Westwood Property Holdings LLC, the Company’s current landlord, and the Executive shall be entitled to devote reasonable time to the activities of Westwood Property Holdings LLC as may be needed; provided, however, that such devotion of time shall not hinder or interfere with the Executive’s duties to the Company.

(e)	Subject to the terms of this Agreement, the Executive shall not be required to perform services under this Agreement during any period that the Executive is Disabled. The Executive shall be considered “Disabled” or under a “Disability” during any period in which a physical or mental disability renders the Executive incapable, after reasonable accommodation, of performing the duties under this Agreement. In the event of a dispute as to whether the Executive is Disabled, the Company may refer the same to a licensed practicing physician of the Company’s choice, and the Executive agrees to submit to such tests and examinations as such physician shall deem appropriate. At any time during the period in which the Executive is Disabled, the Company may appoint a temporary replacement to assume the Executive’s responsibilities.

(f)	The Company shall employ the Executive for the period beginning on February 5, 2007 and ending on April 15, 2009 (the “Initial Term”); subject, however, to earlier termination as provided herein. The Executive’s employment hereunder automatically shall be extended for one (1) additional year at the end of the Initial Term, and again each successive year thereafter. However, such annual extensions may cease by either party delivering written notice of such cessation to the other party; provided that such notice is delivered at least 60 days prior to the date on which extension is otherwise to occur. The period during which the Executive is employed pursuant to this Agreement shall be referred to as the “Agreement Term.”

(g)	For purposes of this Agreement, (i) the term “Parent” shall mean Emtec, Inc., a Delaware corporation, and (ii) the term “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent interest in such entity is owned, directly or indirectly, by Parent (or a successor to Parent).

          2.           Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate the Executive for his services as follows:

(a)	The Executive shall receive an annual base salary, payable in regular installments in accordance with the Company’s usual payroll practices, as set forth on Schedule 2(a) (the “Salary”). The Executive’s Salary rate shall be reviewed by the Board each year during the Agreement Term, while the Executive is employed by the Company, to determine whether an increase in the amount of Salary is appropriate. Any increase in the amount of Salary shall be in the sole discretion of the Board. In no event shall the Salary of the Executive be reduced to an amount that is less than the amount specified in this Paragraph (a), or to an amount that is less than the amount that the Executive was previously receiving during the Agreement Term. In the event the Amended and Restated Employment Agreement dated February 5, 2007 by and between the Company and Mary Margaret Grabel (the “M. Grabel Employment Agreement”) is terminated, the Executive’s Salary beginning the first day of the month after such termination shall be as set forth on Schedule 2(a)(1) and shall be paid to the Executive on a pro rata basis for the number of months remaining in the year of such termination.

(b)	Intentionally deleted.

(c)	Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be provided with the welfare benefits and other fringe benefits to the same extent and on the same terms and in any event no less than those benefits that are currently provided by the Company to the Executive. The current benefits of the Executive are set forth on Schedule 2(c). However, the Company shall not be required to provide a benefit under this Paragraph (c) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement. The Executive shall complete all forms and physical examinations, and otherwise take all other similar actions to secure coverage and benefits described in this Paragraph 2, to the extent determined to be necessary or appropriate by the Company.

(d)	During any period while the Executive is Disabled and is otherwise entitled to receive Salary and any bonus payments under this Agreement any such Salary to the Executive shall be reduced by the amount of any benefits paid for the same period of time under the Company-provided disability income replacement coverage.

All payments and benefits to the Executive under this Agreement shall be subject to reduction for payroll and other applicable taxes.

(e)	During the first year of the Agreement Term, the Executive, together with Mary Margaret Grabel, shall be entitled to receive reimbursement from the Company for the joint reasonable expenses incurred by the Executive and Mary Margaret Grabel in providing the services hereunder and under the M. Grabel Employment Agreement (including travel) (the “Expenses”) up to $75,000 per year combined without any approval on the part of the Parent (the “Approved Expenses”); provided, that such amount shall be reduced pro rata based on the number of months remaining in the first year of the Agreement Term. Any Expenses in excess of the Approved Expenses must be approved in writing by the Parent, such approval not to be unreasonably withheld. The amount of Approved Expenses reimbursed by the Company for any years subsequent to the first year of the Agreement Term may be adjusted upward as agreed upon in writing by the Executive and the Parent, but in no event shall such amount be less than $75,000.

          3.           Termination. The Executive’s employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement only under the circumstances described in Paragraphs 3(a) through 3(f):

(a)	Death. The Executive’s employment hereunder will terminate upon death, but bonus payments, if any, will inure to the benefit of his heirs and assigns for the full Agreement Term.

(b)	Disability. During the Agreement Term, the Company may terminate the Executive’s employment if Executive is Disabled for longer than twelve (12) consecutive months.

(c)	Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, the term “Cause” shall mean:

	(i)	a willful act by the Executive against the interests of the Company or which causes or is intended to cause harm to the Company or its shareholders;

	(ii)	the Executive’s conviction, or plea of no contest or guilty, to a felony under the laws of the United States or any state thereof or of a lesser offense involving dishonesty as such dishonesty relates to the Company’s assets or business or the theft of Company property;

	(iii)	the Executive’s insobriety or use of illegal drugs, chemicals or controlled substances either (A) in the course of performing Executive’s duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Executive to perform the same; or

(iv)	a material breach of the Agreement by the Executive which is not cured by the Executive within twenty (20) days (where the breach is curable) following written notice to the Executive by the Company of the nature of the breach.

                        For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Cause shall not exist under this Section 3 unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by a majority of the Board (absent the Executive) at a meeting of the Board called and held for such purpose, or by written consent, finding that such Cause exists in the good faith opinion of the Board. This Section 3 shall not prevent the Executive from challenging in any arbitration proceeding the Board’s determination that Cause exists or that the Executive has failed to cure any act (or failure to act), to the extent permitted by this Agreement that purportedly formed the basis for the Board’s determination. The Company must provide written notice to the Executive that it is intending to terminate the Executive’s employment for Cause within one hundred and twenty (120) days after the Board has actual knowledge of the occurrence of the event it believes constitutes Cause.

(d)	Termination for Good Reason. The Executive may terminate his employment hereunder for Good Reason at any time during the Agreement Term. For purposes of the Agreement, “Good Reason” shall mean:

	(i)	a material breach of the terms of this Agreement by the Company;

	(ii)	the Company requiring the Executive to move his primary place of employment more than thirty-five (35) miles from the then current place of employment;

	(iii)	a material diminution of the Executive’s responsibilities or any material reduction in the general nature of the Executive’s duties or authority to a level inconsistent with President, unless previously agreed to in writing by the Executive;

	(iv)	the failure of the Executive to be elected to the Boards of Directors of the Company and the Parent (provided, that it shall not be deemed to be a termination for Good Reason if Executive elects not to seek reelection to the Board of Directors of the Company or Parent); or

	(v)	a Change of Control of the Company or the Parent;

                        provided that any of the foregoing is not cured by the Company within twenty (20) days following receipt of written notice by the Executive to the Company of the specific nature of the breach. No termination for Good Reason shall be permitted unless the Company shall have first received written notice from the Executive describing the basis of such termination for Good Reason. A termination of the Executive’s employment for Good Reason pursuant to this Section shall be treated for purposes of this Agreement as a termination by the Company without Cause and the provisions of this Section relating to the payment of compensation and benefits shall apply. The term “Change of Control” means (i) the acquisition by any person or group, or two or more such persons acting in concert, of beneficial ownership of more than 51% of the outstanding common stock of the Company or the Parent [(excluding the common stock of the Company or Parent owned by the Executive, Mary Margaret Grabel or their assigns)]; or (ii) the sale of all or substantially all of the assets of the Company or the Parent. The term Change of Control will expressly include, without limitation, any such acquisition or sale that is structured as a merger, consolidation, joint venture, tender offer, exchange offer, equity investment in the Company or the Parent.

                        The Executive’s right to terminate employment pursuant to this Paragraph (d) shall not be affected by incapacity due to physical or mental illness.

(e)	Voluntary Termination by Executive. The Executive shall provide the Company thirty (30) days’ advance written notice in the event the Executive terminates his employment, other than for Good Reason (as defined herein); provided that the Board may, in its sole discretion, terminate the Executive’s employment with the Company prior to the expiration of the thirty-day notice period. In such event and upon the expiration of such thirty day period (or such shorter time as the Board in its sole discretion may determine), the Executive’s employment under this Agreement shall immediately and automatically terminate.

(f)	Termination by Company. The Company may terminate the Executive’s employment hereunder at any time for any reason, by giving the Executive prior written Notice of Termination, which Notice of Termination shall be effective immediately, or such later time as is specified in such notice; provided, however that as a condition to the Company’s ability to terminate the Executive’s employment under this Paragraph 3(f): (i) all amounts due and owning under this Agreement, including all salary payments shall have been paid in full; (ii) all amounts due and owing under the Subordinated Note in the amount of $750,000 made by Westwood Acquisition Corporation in favor of Four Kings Management LLC shall have been paid in full; (iii) all amounts due and owing under the 8% Junior Subordinated Note and the 5% Junior Subordinated Note made by the Company in the favor of the Executive shall have been paid in full and (iv) all amounts due and owing under the Note shall have been paid in full. The Company shall not be required to specify a reason for the termination under this Paragraph 3(f), provided that termination of the Executive’s employment by the Company shall be deemed to have occurred under this Paragraph 3(f) only if it is not for reasons described in Paragraph 3(b), 3(c), 3(d), or 3(e). Notwithstanding the foregoing provisions of this Paragraph (f), if the Executive’s employment is terminated by the Company in accordance with this Paragraph (f), and within a reasonable time period thereafter, it is determined by the Board that circumstances existed which would have constituted a basis for termination of the Executive’s employment for Cause in accordance with Paragraph 3(c), the Executive’s employment will be deemed to have been terminated for Cause in accordance with Paragraph 3(c) (provided, however, that termination for Cause shall not be determined to exist under this sentence solely by reason of circumstances which could have been remedied if notice had been given in accordance with Paragraph 3(c)).

(g)	Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than a termination pursuant to Paragraphs 3(a) or (b)) must be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(h)	Date of Termination. “Date of Termination” means the last day the Executive is employed by the Company, provided that the Executive’s employment is terminated in accordance with the foregoing provisions of this Paragraph 3.

(i)	Effect of Termination. If, on the Date of Termination, the Executive is a member of the Board of the Company or a member of the Board of Directors or Board of Members of Parent or any of the Subsidiaries, or holds any other position with the Company, Parent and the Subsidiaries, the Executive shall resign from all such positions as of the Date of Termination.

          4.           Rights Upon Termination. The Executive’s right to payment and benefits under this Agreement for periods after the Date of Termination shall be determined in accordance with the following provisions of this Paragraph 4:

(a)	If the Executive’s Date of Termination occurs during the Agreement Term for any reason, other than for a Company termination under Section 3(f), the Company shall pay to the Executive (subject to the limitations in subsection (c) below):

	(i)	The Executive’s Salary for the period ending on the Executive’s Date of Termination.

	(ii)	A pro rata portion of the amount as set forth on Schedule 4(a)(ii) for the year of the Executive’s Date of Termination based on the number of remaining months in such year and the amount set forth on Schedule 4(a)(ii) for each subsequent year payable in equal quarterly installments during each subsequent year.

(iii)	Payment for accrued vacation days, as determined in accordance with Company policy as in effect from time to time.

(iv)	Payments as proscribed by the Note in accordance with the terms of the Note.

(v)	Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such amounts are due from the Company.

                         Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive’s Date of Termination.

(b)	If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in any subsection of Paragraph 3 (other than as set forth in subsection (c) below) then the Executive or his estate will receive all payments in accordance with Paragraph 4(a).

(c)	Notwithstanding anything herein to the contrary, if the Executive voluntarily terminates as a result of a resignation pursuant to Paragraph 3(e), the Executive shall be limited to receiving only that Salary that is earned and unpaid for the period ending on the Date of Termination and shall, as of the Date of Termination, forfeit any right to receive payments under the Note, if any, regardless of whether any such Note payments have accrued but were not yet paid.

(d)	If the Executive is terminated by the Company pursuant to Section 3(f), the Executive shall be entitled to:

	(i)	The Executive’s Salary for the period ending on the Executive’s Date of Termination.

	(ii)	The Executive’s salary, as set forth on Schedule 2(a), for the balance of the Agreement Term, payable immediately upon termination.

	(iii)	Payment for accrued vacation days, as determined in accordance with Company policy as in effect from time to time.

(iv)	Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such amounts are due from the Company.

(v)	All amounts due and owing under the Note.

(vi)	All amounts due and owing under the Subordinated Note in the amount of $750,000 made by Westwood Acquisition Corporation in favor of Four Kings Management LLC.

(vii)	All amounts due and owing under the 8% Junior Subordinated Note and the 5% Junior Subordinated Note made by the Company in the favor of the Executive.

          5.           Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a Notice of Termination, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor, if any. Notwithstanding the foregoing provisions of this Paragraph 5, the Company may suspend the Executive from performing his duties under this Agreement following the delivery of a Notice of Termination providing for the Executive’s resignation, or delivery by the Company of a Notice of Termination providing for the Executive’s termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

          6.           Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall be entitled to set off against amounts payable to the Executive any amounts owed to the Company by the Executive, but the Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after termination of employment with the Company, or any amounts which might have been earned by the Executive in other employment had such other employment been sought.

          7.           Noncompetition.

(a)	While the Executive is employed by the Company, and for the later of (i) a period of two (2) years after the Executive terminates by resigning pursuant to Section 3(e), (ii) a period of one (1) year after the Company terminates the Executive pursuant to Section 3(f), or (iii) a period of three (3) years after the Effective Date:

	(i)	The Executive shall not, without the express written consent of the Board, be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (defined below) if: (A) such services are to be provided with respect to any location in which the Parent, the Company or a Subsidiary did business during the twelve (12) month period prior to the Date of Termination, or with respect to any location in which the Parent, the Company or a Subsidiary had devoted material resources to doing business during the twelve (12) month period prior to the Date of Termination; or (B) the trade secrets, confidential information, or proprietary information (including, without limitation, confidential or proprietary methods) of the Parent, the Company and the Subsidiaries to which the Executive had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such secrets or information.

	(ii)	The Executive shall not, without the express written consent of the Board, directly or indirectly own an equity interest in any Competitor (other than ownership of 5% or less of the outstanding stock of any corporation listed on a national stock exchange or included in the NASDAQ System).

(b)	While the Executive is employed by the Company, and for the later of (i) a period of three (3) years after termination of the Executive’s employment with the Company for any reason or (ii) a period of one (1) year after the Company terminates the Executive pursuant to Section 3(f):

	(i)	The Executive shall not, without the express written consent of the Board, solicit or attempt to solicit any party who is then or, during the twelve (12) month period prior to such solicitation or attempt by the Executive was (or was solicited to become), a customer or supplier of the Parent, the Company or a Subsidiary, or a user of the services provided by the Parent, the Company or a Subsidiary, provided that the restriction in this Paragraph (ii) shall not apply to any activity on behalf of a business that is not a Competitor.

	(ii)	The Executive shall not, without the express written consent of the Board, solicit, entice, persuade, induce or hire any individual who is employed by the Parent, the Company or any Subsidiary (or was so employed within 90 days prior to the Executive’s action) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Parent, the Company or any Subsidiary, and the Executive shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c)	The term “Competitor” means any enterprise (including a person, entity, firm or business, whether or not incorporated) during any period in which it is materially competitive in any way with any business in which the Parent, the Company or any of the Subsidiaries was engaged during the twelve (12) month period prior to the Executive’s Date of Termination.

(d)	Notwithstanding anything in this Section 7 to the contrary, if this Agreement is terminated by either party delivering notice of cessation in accordance with Section 1(f) at the end of the initial five year term or any successive term, the Executive’s obligations under paragraphs (a) and (b) of this Section 7 shall continue for one year after the end of such term.

                        Nothing in this Paragraph 7, Paragraph 8, or Paragraph 9 shall be construed as limiting the Executive’s duty of loyalty to the Company, or any other duty otherwise owed to the Company, while the Executive is employed by the Company.

          8.           Non-Disparagement. The Executive and the Company agree that each will not make any false, defamatory or disparaging statements about the other, the Parent, the Subsidiaries, or the officers or directors of the Parent, the Company or the Subsidiaries that are reasonably likely to cause material damage to the Executive, the Parent, the Company, the Subsidiaries, or the officers or directors of the Parent, the Company or the Subsidiaries.

          9.           Confidential Information. The Executive agrees that, during the Agreement Term, and at all times thereafter:

(a)	The Executive agrees to keep secret all Confidential Information and Intellectual Property which may be obtained during the period of employment by the Company and that the Executive shall not reveal or disclose it, directly or indirectly, except with the Company’s prior written consent. The Executive shall not make use of the Confidential Information or Intellectual Property for the Executive’s own purposes or for the benefit of anyone other than the Company or Parent and shall protect it against disclosure, misuse, espionage, loss and theft.

(b)	The Executive acknowledges and agrees that all Intellectual Property is and shall be owned by the Company, Parent or the Subsidiaries, as applicable. The Executive hereby assigns and shall assign to all ownership rights possessed in any Intellectual Property contributed, conceived or made by the Executive (whether alone or jointly with others) while employed by the Company, whether or not during work hours. The Executive shall promptly and fully disclose to the Company in writing all such Intellectual Property after such contribution, conception or other development. The Executive agrees to fully cooperate with the Company, at the Company’s expense, in securing, enforcing and otherwise protecting throughout the world the Company’s interests in such Intellectual Property, including, without limitation, by signing all documents reasonably requested by the Company.

(c)	Immediately following the Date of Termination, the Executive agrees to promptly deliver to the Company all memoranda, notes, manuals, lab notebooks, computer diskettes, passwords, encryption keys, electronic mail and other written or electronic records (and all copies thereof) constituting or relating to Confidential Information or Intellectual Property that the Executive may then possess or have control over. If the Company requests, the Executive shall provide written certification that all such materials have been returned .

(d)	For purposes of this Agreement, the following terms shall be defined as set forth below:

	(i)	“Employer Confidential Information” shall mean all information, in any form or medium, that relates to the business, marketing, costs, prices, products, processes, services, methods, computer programs and systems, personnel, customers, research or development of the Company and all other information related to the Company, Parent and the Subsidiaries which is not readily available to the public.

	(ii)	“Confidential Information” shall mean all information, in any form or medium, that relates to the business, marketing, costs, prices, products, processes, services, methods, computer programs and systems, personnel, customers, research or development of the Company, Parent and the Subsidiaries and all other information related to the Company, Parent and the Subsidiaries which is not readily available to the public.

	(iii)	“Intellectual Property” shall mean, with respect to the following which are created or existing during the period of the Executive’s employment by the Company, any: (A) idea, know-how, invention, discovery, design, development, software, device, technique, method or process (whether or not patentable or reduced to practice or including Confidential Information) and related patents and patent applications and reissues, re-examinations, renewals, continuations-in-part, continuations, and divisions thereof; (B) copyrightable and mask work (whether or not including Confidential Information) and related registrations and applications for registration; (C) trademarks, trade secrets and other proprietary rights; and (D) improvements, updates and modifications of the foregoing made from time to time.

          10.         Assistance with Claims. The Executive agrees that, during the Agreement Term, and continuing for a reasonable period after the Executive’s Date of Termination, the Executive will assist the Parent, the Company and the Subsidiaries in defense of any claims that may be made against the Parent, the Company and the Subsidiaries, and will assist the Parent, the Company and the Subsidiaries in the prosecution of any claims that may be made by the Parent, the Company or the Subsidiaries, to the extent that such claims may relate to services performed by the Executive for the Parent, the Company and the Subsidiaries. The Executive agrees to promptly inform the Company upon becoming aware of any lawsuits involving such claims that may be filed against the Parent, the Company or any Subsidiary. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after the Executive’s employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company upon being asked to assist in any investigation of the Parent, the Company or the Subsidiaries (or their actions) that may relate to services performed by the Executive for the Parent, the Company or the Subsidiaries, regardless of whether a lawsuit has then been filed against the Parent, the Company or the Subsidiaries with respect to such investigation.

          11.         Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Paragraph 7, Paragraph 8 or Paragraph 9, and therefore, agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Paragraph 7, Paragraph 8, or Paragraph 9. The Company acknowledges that the Executive would be irreparably injured by a violation of Paragraph 8, and the Company agrees that the Executive, in addition to any other remedies available to the Executive for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Company from any actual or threatened breach of Paragraph 8. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

          12.         Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.

          13.         Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

          14.         Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of New Jersey, without regard to the conflict of law provisions of any state.

          15.         Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

          16.         Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

          17.         Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business, and the successor shall be substituted for the Company under this Agreement.

          18.         Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)	in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c)	in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

                        Westwood Computer Corporation
                        11 Diamond Road
                        Springfield, NJ 07081

or to the Executive:

                        at address in Company’s records.

                        All notices to the Company shall be directed to the attention of Secretary of the Company, with a copy to the Board of Directors of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

          19.         Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration by three arbitrators. Except as otherwise expressly provided in this Paragraph 20, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This Paragraph 20 shall not be construed to limit the Company’s right to obtain relief under Paragraph 11 with respect to any matter or controversy subject to Paragraph 11, and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy. The losing party shall bear all expenses of the arbitrator incurred in any arbitration hereunder and shall reimburse the prevailing party for any related reasonable legal fees and expenses directly attributable to such arbitration; provided that such legal fees are calculated on an hourly, and not on a contingency fee, basis.

          20.         Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

          21.         Entire Agreement. Except as otherwise indicated herein, this Agreement, including any Exhibit(s) attached hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof, including but not limited to the Original Agreement; provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the Subsidiaries.

[Signatures appear on the following page]

          IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

KEITH GRABEL

/s/ Keith Grabel

WESTWOOD COMPUTER CORPORATION

/s/ Dinesh Desai

By:	Dinesh Desai
Its:	Chairman

Schedule 2(a)

Salary

Year 1	$250,000 [pro rated]

Year 2	$250,000

Year 3	$250,000

Schedule 2(a)(1)

Salary After Mary Margaret Grabel Termination

Year 1	$275,000 [pro rata]

Year 2	$275,000

Year 3	$275,000

Schedule 2(c)

Benefits

1.	Full time use of Company leased vehicle of choice, Currently BMW X5
2.	Company pays insurance and maintenance on vehicle
3.	Reimbursements for all travel and other expenses as per company policy
4.	Use of Company American Express Card for Company related expenses
5.	All American Express Award points flow to Keith Grabel’s account
6.	First Class Air travel, it is understood that whenever possible Award points will be used for upgrade to First Class
7.	Control and use of Company’s Jet’s Football package
8.	Control and use of Company’s Yankee’s Baseball package
9.	Membership to Fox Hollow Country Club and payment of all golf and related activities
10.	Company Health and Medical plan
11.	Three weeks vacation, Company approved holidays and 5 days personal time
12.	Benefits available generally to senior level executives of Company
13.	Access to 401k plan or any other Executive deferred compensation plan

Schedule 4(a)(ii)

Termination Salary

Year 1	$150,000

Year 2	$200,000

Year 3	$250,000